Exhibit 10.7

SUMMARY OF VAIL RESORTS, INC. DIRECTOR COMPENSATION1
PER SUMMARY PREPARED BY CHAIRMAN OF THE BOARD, EFFECTIVE 8/1/03;
REVISED BY COMPENSATION COMMITTEE OCTOBER 15, 2007

CASH AND EQUITY COMPENSATION (Excludes CEO)
Description of Compensation	To Whom	Amount
Annual Cash Retainer	Directors	$35,000
Additional Compensation	Chairman of the Board	$50,000
for Other Services	Audit Committee Chair	$25,000
	Audit Committee Members	$15,000
	Compensation Committee Chair	$7,500
	Nominating Committee Chair	$7,500
	Lead Director[2]	$25,000
Meeting Fees (Per Meeting)	Directors (In Person)	$5,000
(Not Including Actions	Directors (By Telephone)	$1,000
Taken by Consent)	Compensation/Nominating Committee	$1,000
	Audit Committee Meeting	$2,000
Equity Compensation	All Directors	$115,000 Restricted Stock Units*

* The grant value is determined and approved each year by the Compensation Committee; on October 15, 2007, the Compensation Committee granted each Board member RSUs with a value of $115,000.  Based on the closing price of the Company’s stock on the date of grant each director was issued 1,811 RSUs which vest in full on 10/15/08.

PERQUISITES

Each director is entitled to an annual $30,000 allowance to be used at the Company’s resorts in accordance with the terms of the Company’s Executive Perquisite Fund Program, filed as Exhibit 10.27 of the Company’s annual report on Form 10-K for the fiscal year ended July 31, 2007.  Directors may draw against the account to pay for services, at the market rate for the applicable resort or services.  Unused funds in each director’s account at the end of each fiscal year will be forfeited.

1 All taxes on director compensation are to be paid by Board member

2 The Company currently does not have a Lead Director